Exhibit 99.1
Prepared Remarks of Roger I. Gale and Ronald W. Mink
Analyst/Investor Conference Call to Discuss Significant Corporate Development
(USAID Approval in Waiver List)
September 18, 2007; 10:30am EDT

Michael Wachs - CEOcast, Inc.

Good morning and welcome to the Calypte Biomedical Conference Call to review today’s announcement by the Company concerning USAID approval. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer, and Dr. Ron Mink, Chief Scientific Officer. Following the formal remarks there will be a Q&A session. Management's comments can be accessed via the Internet at the following address www.calypte.com and by clicking on investors. The conference call will be available for replay through October 18, 2007. By now you should have received a copy of today’s press release that was issued pre-market a few hours ago. If you have not, you can view the press release at Calypte's web site at www.calypte.com or feel free to contact our office at 212-732-4300 and we will fax it to you.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events which could affect the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. The company is under no obligation to update items discussed on this conference call to reflect subsequent events.

I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

Roger I. Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Michael.

Good morning and thank you for joining us on the call today. Our objectives today are two-fold. First, is to share with you how the approval of the Aware® HIV-1/2 OMT rapid oral fluid test by the USAID, the U.S. Agency for International Development, and its addition into the USAID Waiver List, will positively impact the operations of the Company. Second, is to provide you with an update of the overall operations of the Company.

With me on the call today are Dr Ron Mink, our Chief Scientific Officer, who has recently returned from China, Rick Brounstein, Executive Vice President and Jerry Dotson, Vice-President Finance.

Let’s begin with today’s announcement that our Aware® HIV-1/2 OMT oral fluid rapid test has been approved by the U.S. Agency for International Development (“USAID”). This approval is a major milestone in the development of the Company, and we at the Company can barely contain our excitement. First, the approval adds huge credibility to the product and to rapid oral HIV testing and also adds credibility and prestige to the Company. It will have an immediate positive effect on our marketing efforts in all countries where we are active and will ultimately add to sales of the product worldwide. Second, it gives us access to the largest source of bilateral funding available for HIV testing - the President’s Emergency Plan for AIDS Relief (or “PEPFAR”, as it is now commonly known).

With the approval, our Aware® product has been placed on the USAID rapid HIV test waiver list, which under the U.S. Acquisition & Assistance Policy Directive (AAPD 05-01) permits use of the Aware® test in USAID-funded projects. The inclusion now permits countries such as South Africa, Kenya and Uganda, where our oral fluid HIV Test is approved, to purchase Aware® using funding from PEPFAR. PEPFAR was first announced in 2003 and subsequently reaffirmed and increased this past January when President George W. Bush asked Congress to commit $15 billion over the next five years, including nearly $10 billion in new money, to combat AIDS. PEPFAR is the largest commitment ever by any nation for an international health initiative dedicated to a single disease. So you might ask, “How will this approval drive sales?” USAID and its access to PEPFAR funds is a primary enabler of sales, particularly in the 15 PEPFAR-focus countries. Countries such as South Africa, Kenya and Uganda, who have already recognized the value of our tests, can now purchase Aware® through funding from PEPFAR. Previously, as you can imagine, most of these 15 focus countries were limited by financial constraints. The 2007 PEPFAR operating plan for these three countries totals $581 million of the total $1.4 billion budget. In 2006 approximately 23% of PEPFAR funds were spent on prevention, which includes testing. We estimate - and it’s a broad estimate - that these funds would support testing programs of approximately 1.5 to 2.5 million tests per year per country.

And, as we continue to gain additional country approvals, our market opportunities will expand even further. We are well along the in country registration process in Tanzania and are starting activities in other PEPFAR focus countries including Mozambique and Zambia. Our in-country distributors, with our support, manage this part of the process. Once our oral fluid test is approved, the focus is on use - which means changing testing habits - as indicated by the self-testing initiative recently announced in Kenya, and on providing interested agencies the capability to buy our tests with their access to the PEPFAR monies.

To repeat my earlier point, approval by USAID adds further credibility to our oral fluid test and to the company. The approval reassures and reaffirms the global market for HIV tests that the Aware® test is a quality product, whose effectiveness in the worldwide battle against HIV/AIDS is confirmed. We believe this approval, in which the U.S. CDC coordinated the evaluation, is both a major achievement and milestone for the Company.

By matching the results of the other rapid blood tests in the CDC evaluation, the results validated what we, the Company, have known for a long time. Specifically, our Aware® HIV-1/2 OMT rapid oral fluid test is a highly accurate, efficacious test which holds its own against what are considered to be some of the best rapid blood tests in the world - specifically Determine™ HIV-1/2, the market leader, and Uni-Gold™ HIV. The performance of our product, together with the safety, simplicity and ease-of-use features and USAID approval will, we believe, drive sales in countries where our test can now be acquired with PEPFAR funds.

We believe this validation also adds credibility in the private sector, and in fact we have already received strong interest from potential users in South Africa in anticipation of this approval and we expect increased sales as a direct result of this approval. We have been working with the private gold mines in South Africa and we believe we have demonstrated that our product is particularly well suited for their market. We now are expanding to other industries in the private sector in that country. Of particular note is the insurance industry and hopefully we can report to you about these developments in a future call. South Africa is one of the few markets where we actually compete against an oral fluid test and not just blood tests. Here our advantage, clear and simple, is robustness. With a shelf life of 18 months, we are particularly suited for the African environment.

Against blood, our primary competition, the process takes more time, but we are making headway - changing laws requiring blood only testing and gaining acceptance. The USAID approval provides that worldwide “seal of approval” by an internationally recognized and respected third-party.

We previously announced progress in Kenya, where as a result of their becoming comfortable with our Aware® HIV-1/2 OMT test they are instituting new legislation to start a self-testing program. This all started over a year ago, where following in-country approval we announced a donation in honor of World AIDS Day. We made the donation in a ceremony hosted by Congresswoman Hooley with the support and involvement of the Kenyan Ambassador to the United States, His Excellency Ambassador Ogego. We have recently begun working with the National AIDS Control Council (NACC), who supports key AIDS programs that are very important to the Republic of Kenya. NACC is now in a position to order directly as a result of our inclusion on the USAID Waiver List. Let us read you a couple of quotes that say it all:

“An important facility or tool [is] to identify who needs to be treated - the sooner the better - and thereby making an important contribution to the fight against HIV/AIDS,” His Excellency Peter Ogego, Kenyan Ambassador to the United States, noted at the time of accepting of Calypte OMT kits while in Washington DC.

Professor Alloys S.S. Orago, Director of NACC Kenya, said at a press conference in Nairobi last month that Kenya is one of three African nations that recently have made significant progress in HIV/AIDS prevention and treatment programs. Professor Orago said, "These [the Kenyan AIDS] figures illustrate the magnitude of the inherent task in providing prevention, treatment, care and support services to ensure universal access." Oral fluid testing is expected to come into general use in Kenya by the end of this year when a government policy directive is released.

While Kenya and the Republic of South Africa are primary examples today, we are pursuing the same scenarios in Tanzania and Uganda. In Tanzania, we are working with the largest African NGO in a sizeable and statistically significant clinical trial that will add further support as we build momentum in Africa and leverage the USAID approval. We are well along on the testing and, in line with the results from over 7,000 client tests that have been involved in independent clinical trials of our product around the world; we continue to obtain excellent results. This is a very good test - and we believe most people know that already. The next step is getting people comfortable with oral fluid testing and watching the product become the standard of care. We have been fortunate to have introductions to top governmental and health officials and typically find warm receptions to the product we have to offer. In the end, testing is the first step in the overall solution to the AIDS pandemic, and countries like Kenya, that are insisting on education, but then allowing privacy, are making significant strides in the fight against AIDS.

The USAID approval is also an important facet of our acceptance by the international science and aid organizations. We have recently established a base in Geneva - with plans to open a small branch office - to coordinate our efforts among the bi-lateral and multi-lateral organizations and NGOs, which are predominantly based in Europe. Among these are the WHO, and other UN organizations, such as UNICEF and UNAIDS, the Global Fund and other international agencies that we have approached and which can be potential sources of funds and/or customers.

Let me now give you a general update on our operations.

I have just returned from a trip to India, UAE and Russia and I can report that we are making solid progress in each country. In India we recently received registration of the Aware® oral fluid test. We are the only non-invasive product approved in India and we are now working to create an effective distribution channel and looking at the possibility of manufacturing our product in country. I will talk a little later about recent a recent initiative in the R&D area. We have recently opened an office in Dubai from which we have plans to operate locally in the Middle East and North Africa and to pursue sales opportunities in this region. In Russia, we are working to increase the acceptability of our already-approved oral fluid test to the level where the authorities will allow and encourage legislative changes to further facilitate the use of oral fluid testing. We will report to you in greater depth to you on these exciting markets in a forthcoming call. For sure, we believe USAID approval will really help our sales and marketing efforts in these countries.

I will now turn to Dr Ron Mink, our Chief Scientific Officer, who has recently returned from China, to brief you on other developments.

Ronald W. Mink, Ph.D.-Calypte Biomedical Corporation-Chief Scientific Officer

Thanks, Roger.
In China, the regulatory approval process we are following continues to reflect the institutional restructuring and rigorous shakeout to which the State FDA (SFDA) is transitioning. However, virtually all SFDA applicants in China are encountering delays, as the central government pursues an aggressive program to eliminate corruption, as exemplified by a couple of recent very high level convictions and execution, and by investigations through throughout the ranks of the agency. Although the SFDA itself has conceded they are not complying with their required regulatory timelines, the silver lining is that the government is creating a level playing field that will prevent others from shortcutting the process either by currying favor, or by gaining acceptance of a poor performing test. The barrier to entry in this regulatory system, which has been modeled after the U.S. FDA system, gives our significant head start a tremendous competitive advantage over other potential entrants. While we hope to hear from the SFDA on our recent supplemental submission soon, we're optimistic that our product will fare well and ultimately gain approval. We continue to maintain contact with officials in the agency. In the meantime, we continue to prepare the factory to address not only the domestic Chinese market, but support the international market as well. We have begun manufacturing product in the factory, initially for export for the international market.

We are not limiting our focus to the operational and regulatory side in China however. Equally as important is taking the steps to cultivate and develop the market, by creating interest in the product even before it is approved. Dr. Ron Mink was invited last month to present our Aware® HIV-1/2 OMT rapid test in a Forum on New Approaches to Fighting Infectious Disease, at the Healthplex 2007 International Trade Show in Beijing. We continue to identify potential customers and are taking the steps to set up a sales distribution network. All of these actions will enable us to quickly take advantage of the Chinese market, once we receive approval.

In the U.S, we are moving into our new R&D laboratories in Portland as we speak, consolidating the administrative, R&D and production facilities under one roof, and we are expanding our staffing in the R&D group. We are continuing development on the test format that we plan to use to enter the U.S. market, and we are licensing technology to expand the diseases we can test and create the next generation HIV incidence test to augment our current HIV-1 BED Incidence EIA Test.

Additionally, we are seeking new technologies that we can expand into and develop new opportunities and new markets. For example, in India, we have found government eager to help companies with proven product development experience take to market many of the medical technologies that various governmental and academic labs in India have invented. These contacts resulted my meeting with a representative of the Biotechnology Department of the India Ministry of Science and Technology in Washington D.C. In the course of those discussions and with the encouragement of the Ministry, they reviewed an exciting array of inventions, discoveries and technologies that are of potential interest to Calypte in the medium to longer term. Should we decide to focus on one or more of these subjects; the Ministry will assist us in making direct contacts and, where appropriate, license the technology so that we can bring these in house for new products for the long run. Although we are currently an HIV diagnostic company, we recognize the need to expand beyond that focus, by capitalizing not only on our own technology and expertise in house, but also by supplementing it with new technologies wherever we can find it.

Back to you Roger.

Roger I. Gale - Calypte Biomedical Corporation - Chairman and CEO
Thank you, Ron.

I want to end by recapping for you some aspects of our operating strategy.

Prior to the securing of funding at the end of March 2007 we had looked again at our objectives and operational strategy and decided some adjustment was necessary in the way we deliver on our strategy. Specifically, to accelerate the ramp-up of Company’s operational capability in expanded geographic regions, supported by new commercial relationships and our on-going relationship with the Marr Group, our largest stockholder.

Since making that adjustment, our focus has been on ramping up our operational capability by: 1) building up staffing, in particular in R&D and sales and marketing; 2) improving our U.S. capability to position us for entry into the he U.S. market; 3) getting closer to, and more involved in, our regional markets; and 4) diversifying our product base through a combination of in-house R&D, scientific and commercial partnerships that may be specific to products or countries or both, and a potential roll-up strategy through M&A, combining specific markets, products and technologies.

We have been refreshing our Investor Relations activities by: changing our investor relations group; giving more media interviews; undertaking more frequent IR road shows; upgrading our IR briefing materials; engaging with bi-lateral and multi-lateral aid and scientific organizations; and updating our web-site.

We have also brought more focus to the sharp end of the business. Specifically, recognizing the need to improve margins through a reduction in cost of production, sharpening our pricing policy, gaining more control over distributors and diversifying our approach to the market. We have also worked to improve the span of control and coordination of the management team.

Last, we have placed increased emphasis on addressing the constraints on the business and improving the overall enabling environment for the product (i.e. market penetration).

For a Company such as ours, we believe the important factors are quality and availability of Company and product literature - especially technical background information; gaining and maintaining the support of the US CDC, particularly on cooperative projects; the type, quality and acceptance of the Company’s other products; quality of our customer service & customer support; the prominence and eminence of Calypte scientists; and the quality and number of scientific publications about Calypte’s products (the Aware® test in particular).

It has been clear for some time that in any country where there is potential sales, local regulatory approval alone is not enough. Credibility of the Company and its product are often cited as an impediment to market penetration. Credibility hurdles for Aware® OMT test are compounded by the novelty of oral fluid as a specimen type. What, then, are things which confer credibility? Clearly being a well-known and highly reputed company, having approval in country of manufacture, gaining WHO and USAID approval, and having US FDA approval and a CE mark.

Following this thought process, we believe that gaining USAID approval has immediately conferred credibility and prestige on the Company and the Aware® OMT test in our current active markets, as well as in our future markets throughout the world. We began the approval process quite some time ago and had factored a positive result into our sales and marketing efforts. Our deliberate early focus on Africa, and in particular South Africa, Kenya and Uganda, which are key recipients of PEPFAR funding, will be pressed home to advantage. Our distributors in those countries have continued to emphasise the importance of USAID approval in these markets. That approval now brings us onto a regulatory par with the established blood tests and our single oral fluid competitor, allowing the quality, ease of use and efficacy of our product to win through. Our distributors will now aggressively market into the private sector and NGOs. Further, USAID approval will give us, for the first time, access to government tenders and government direct purchases and make us eligible to participate for the first time ever in PEPFAR funded procurement, once formalities have been completed. Our team has just returned from Washington, DC where they have been following up on these requirements with USAID.

In conclusion, USAID approval of our Aware® OMT product is a major milestone for the Company. It is a key enabler in opening up markets, which have hitherto been closed to us. We at the Company are delighted with the news. The challenge now is to quickly build on this achievement.

Thank you very much, ladies and gentlemen.